Exhibit 4.4

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
among
COLISEUM ACQUISITION CORP.,
RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
Dated December 31, 2024

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated December 31, 2024 and effective as of the effective time of the SPAC Merger (as defined below), is made by and among Coliseum Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”), and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated June 22, 2021, by and between the SPAC and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, the SPAC issued and sold (a) 5,000,000 redeemable warrants as part of the units sold to public investors in its initial public offering (the “Public Warrants”), with each whole Public Warrant being exercisable for one Class A ordinary share of the SPAC, par value $0.0001 per share (“Class A Ordinary Shares”) at an initial exercise price of $11.50 per share, and (b) 3,225,000 redeemable warrants in a private placement transaction (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), with each whole Private Placement Warrant exercisable for one Class A Ordinary Share at an initial exercise price of $11.50 per share;

WHEREAS, in order to finance the SPAC’s transaction costs in connection with the Business Combination, Berto LLC or certain of the SPAC’s officers and directors may, but are not obligated to, from time to time loan to the SPAC such funds as the SPAC may require (the “Working Capital Loans”);

WHEREAS, up to $1,500,000 of the Working Capital Loans are convertible into additional Private Placement Warrants at a price of $1.50 per Private Placement Warrant;

WHEREAS, the terms of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on June 25, 2024, the SPAC, Holdco, Rain Enhancement Technologies, Inc., a Massachusetts corporation, Rainwater Merger Sub 1, Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Merger Sub 1”), and Rainwater Merger Sub 2A, Inc., a Massachusetts corporation and a wholly owned subsidiary of Holdco, entered into that certain Business Combination Agreement (as amended on August 22, 2024, and as may be further amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, among other things, at the SPAC Merger Effective Time (as defined in the Business Combination Agreement) the SPAC will merge with and into Merger Sub 1, with Merger Sub 1 surviving such merger (the “SPAC Merger”), and as a result of the SPAC Merger, at the SPAC Merger Effective Time (i) the holders of each ordinary share of the SPAC shall each become holders of shares of Holdco’s Class A common stock, par value $0.0001 per share (“Holdco Class A Common Stock”) and (ii) the Warrants will be assumed by Holdco (each, a “Holdco Warrant”) and will no longer be exercisable for Class A Ordinary Shares of SPAC but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended by this Agreement) for shares of Holdco Class A Common Stock, at an initial exercise price of $11.50;

WHEREAS, the Holdco Class A Common Stock constitutes the Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement;

WHEREAS, the Board of Directors of the SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;

WHEREAS, in connection with the SPAC Merger, the SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco, and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or correcting any mistake or defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. As of and with effect on and from the SPAC Merger Effective Time, (i) the SPAC hereby assigns to Holdco all of the SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby), and (ii) Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the SPAC Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the SPAC to Holdco pursuant to this Section 1 and the assumption of the Existing Warrant Agreement by Holdco from the SPAC pursuant to Section 1 hereof, in each case effective as of the SPAC Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby), in full force and effect from and after the SPAC Merger Effective Time.

Section 2. Amendment of Existing Warrant Agreement.

2.1 Effective as of the SPAC Merger Effective Time, the SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of the Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the SPAC Merger and the transactions contemplated by the Business Combination Agreement).

2.2 References to the Company. The preamble to the Existing Warrant Agreement is hereby amended by deleting “Coliseum Acquisition Corp.” and replacing it with “Rain Enhancement Technologies Holdco, Inc.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Rain Enhancement Technologies Holdco, Inc. rather than Coliseum Acquisition Corp.

2.3 References to the Private Placement Warrants. The preamble to the Existing Warrant Agreement is hereby amended by removing references to the “Private Placement Warrants” and by replacing the defined term “Public Warrants” with the defined term “Warrants”.

2.4 References to Ordinary Shares. All references to the “Ordinary Shares” that holders of Warrants are entitled to purchase in the Existing Warrant Agreement (including Exhibit B thereto) shall be references to “Class A Common Stock” of Rain Enhancement Technologies Holdco, Inc.

2.5 References to Amended and Restated Memorandum and Articles of Association. All references to the “Amended and Restated Memorandum and Articles of Association” shall be references to the “Amended and Restated Articles of Organization” of Rain Enhancement Technologies Holdco, Inc.

2.6 References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the consummation of its initial business combination,” “the completion by the Company of an initial business combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the consummation of the transactions contemplated by the Business Combination Agreement.

2.7 References to Sponsor. All references to the “Sponsor” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to, collectively, Coliseum Acquisition Sponsor LLC and Berto LLC and each of their affiliates.

2.8 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“[intentionally omitted]”.

2.9 Fractional Warrants. Section 2.5 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“2.5 Fractional Warrants. The Company shall not issue fractional Warrants.”

2.10 Private Placement Warrants. Section 2.6 of the Existing Warrant Agreement is amended by deleting such Section and replacing it entirely as follows:

“[intentionally omitted]”.

2.11 Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is amended and restated by deleting it and inserting the following:

“3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing the date that is thirty (30) days after December 31, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after December 31 and (y) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants; provided further that any such extension shall be identical in duration among all the Warrants.”

2.12 Exercise of Warrants. Section 3.3.1(b) of the Existing Warrant Agreement is amended by deleting such Section and replacing it entirely as follows:

“[intentionally omitted]”.

2.13 Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Class A Common Stock a dividend or make a distribution in cash, securities or other assets on account of such Class A Common Stock (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each share of Class A Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant).”

2.14 Raising of the Capital in Connection with the Initial Business Combination. Section 4.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[intentionally omitted]”.

2.15 Replacement of Securities upon Reorganization, etc. Section 4.5(ii) of the Existing Warrant Agreement is hereby amended to remove the clause “(other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Amended and Restated Memorandum and Articles of Association or as a result of the redemption of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval)”, which clause shall be deemed deleted.

2.16 Other Events. Section 4.9 of the Existing Warrant Agreement is hereby amended to remove the clause “provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.9 as a result of any issuance of securities in connection with a Business Combination”, which clause shall be deemed deleted.

2.17 Procedures for Surrender of Warrants. Section 5.2 of the Existing Warrant Agreement is hereby amended to remove the clause “(as in the case of the Private Placement Warrants)”, which clause shall be deemed deleted.

2.18 Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.”

2.19 Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[intentionally omitted]”.

2.20 Redemption of Warrants for Ordinary Shares. Section 6.2 of the Existing Warrant Agreement is hereby amended to remove the clause “(ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants”, which clause shall be deemed deleted.

2.21 Exclusion of Private Placement Warrants. Section 6.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[intentionally omitted]”.

2.22 Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Rain Enhancement Technologies Holdco, Inc.

1659 Chinaberry Ct.,

Naples, FL 34105

Attn: Paul Dacier

E-mail: paul@rainwatertech.com

with a copy (which shall not constitute notice) to:

TCF Law Group, PLLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950
Attn: Stephen J. Doyle
E-mail: sdoyle@tcflaw.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department”

2.23 Amendments. Section 9.8 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity or correcting any mistake, including conforming the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein or adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of at least 65% of the then outstanding Warrants.

Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.”

2.24 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

Section 3. Miscellaneous Provisions.

3.1 Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the SPAC Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of Holdco, the SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of Holdco and the SPAC hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of Holdco and the SPAC hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

3.4 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLISEUM ACQUISITION CORP.

By:	/s/ Oanh Truong
Name:	Oanh Truong
Title:	Interim Chief Executive Officer and
Chief Financial Officer

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:	/s/ Christopher Riley
Name:	Christopher Riley
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Keri-Ann Cuadros
Name:	Keri-Ann Cuadros
Title:	Vice President

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

[Form of Warrant Certificate]

[FACE]

Number ___

Warrants

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.
Incorporated Under the Laws of the Commonwealth of Massachusetts

CUSIP 75080J111

Warrant Certificate

This warrant certificate (this “Warrant Certificate”) certifies that , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants,” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Class A Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America (or through “cashless exercise” as provided for in the Warrant Agreement) upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one share of Class A Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder. The number of shares of Class A Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price is equal to $11.50 per share of Class A Common Stock. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and, to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]
[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Class A Common Stock and are issued or to be issued pursuant to a Warrant Agreement, dated June 22, 2021 as duly executed and delivered by Coliseum Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), as amended by the Warrant Assignment, Assumption and Amendment Agreement, dated as of December 31, 2024 by and among the SPAC, the Warrant Agent and the Company (as amended, the “Warrant Agreement”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties, and immunities thereunder of the Warrant Agent, the Company, and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her, or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless, at the time of exercise, (i) a registration statement covering the shares of Class A Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Class A Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that, upon the occurrence of certain events, the number of shares of Class A Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to __________ shares of Class A Common Stock, and herewith tenders payment for such shares of Class A Common Stock to the order of the Company in the amount of $________________ in accordance with the terms hereof. The undersigned requests that certificates for such shares of Class A Common Stock be registered in the name of _________ , whose address is ________________ , and that such shares of Class A Common Stock be delivered to _________ , whose address is ________ . If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of _________ , whose address is _________ , and that such Warrant Certificate be delivered to ___________ , whose address is _________ .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Class A Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Class A Common Stock. If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Common Stock be registered in the name of__________ , whose address is __________ , and that such Warrant Certificate be delivered to _________, whose address is ________.

[Signature Page Follows]

Date:

(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS, AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).